Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	June 3, 2016
CONTACT:	Jon Kranov
President and Chief Executive Officer
PHONE:	(815) 433-2525

OTTAWA SAVINGS BANCORP, INC.

ANNOUNCES ADOPTION OF

PLAN OF CONVERSION AND REORGANIZATION

Ottawa, Illinois, June 3, 2016 — Ottawa Savings Bancorp, Inc. (the “Company”) (OTC Pink: OTTW), the parent company for Ottawa Savings Bank (the “Bank”), announced today that its Board of Directors, together with the Board of Directors of Ottawa Savings Bancorp MHC (the “MHC”) and the Bank, have unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”).

Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company to the public and the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company in a transaction commonly referred to as a “second step” conversion.

As part of the second step conversion, the Bank will become a wholly owned subsidiary of a new holding company, which will be named Ottawa Bancorp, Inc. Shares of common stock of the Company held by persons other than the MHC (whose shares will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio intended to preserve the percentage ownership interests of such persons. In the stock offering, depositors of the Bank with qualifying deposits as of May 31, 2015 will have first priority to purchase the shares of common stock of the new holding company.

Jon Kranov, the President and Chief Executive Officer of the Company and the Bank, stated “Our Board of Directors and management team believe this transaction will position us well into the future to serve our markets far beyond our existing capabilities and we are excited about the opportunities this organizational structure will bring to our shareholders and customers.”

The second step conversion will be subject to approval by the depositors and certain borrowers of the Bank, by the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and by the Board of Governors of the Federal Reserve System.

Information, including the details of the offering and business and financial information about the Company and the Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the third quarter of 2016.

Ottawa Savings Bancorp, Inc. is the holding company for Ottawa Savings Bank, which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificate, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans; well as auto loans and home equity lines of credit. The Bank was founded in 1871 and is headquartered in Ottawa, Illinois. Ottawa Savings Bancorp, Inc. is a subsidiary of Ottawa Savings Bancorp MHC. For more information about the Company and the Bank, please visit www.ottawasavings.com.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.